Exhibit 99.1

RealPage Announces Interim Chief Financial Officer and Treasurer

CARROLLTON, Texas--(BUSINESS WIRE)--January 21, 2016--RealPage, Inc. (NASDAQ:RP), a leading provider of on demand software and software-enabled solutions for the multifamily, commercial, single-family and vacation rental housing industries, today announced that Brian Shelton will be named Interim Chief Financial Officer and Treasurer effective February 29, 2016. W. Bryan Hill, Chief Financial Officer and Treasurer, is resigning that same day to pursue other opportunities and interests. The company has engaged a search firm to conduct an extensive search for Mr. Hill’s replacement. Mr. Hill has agreed to serve in his current role through his resignation date.

“On behalf of RealPage and its Board of Directors, I want to thank Bryan for his significant contributions since joining the company in 2007,” said Steve Winn, Chairman and CEO of RealPage. “Bryan played a key role in maintaining and solidifying strong financial disciplines, processes and strategies. We wish Bryan success in his future endeavors.”

Mr. Shelton previously served as Vice President of Finance for St. Jude Medical, Inc., a global medical device company from 2010 to 2014. From 2004 to 2010, Mr. Shelton held various senior financial and operational roles at St. Jude Medical, Inc. Mr. Shelton started his career as an auditor for Arthur Andersen, LLP and Ernst & Young LLP. Mr. Shelton holds a B.S. in Accountancy from Northern Arizona University and an M.B.A. from Southern Methodist University. He became a Certified Public Accountant in the State of Texas in 2001.

About RealPage

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage's on demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization, and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 11,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

CONTACT:
RealPage, Inc.
Rhett Butler, 972-820-3773
Vice President, Investor Relations
rhett.butler@realpage.com